UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   March 4, 2010

EASTGROUP PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-07094	13-2711135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 East Capitol Street, Suite 400, Jackson, MS 39201
(Address of Principal Executive Offices, including zip code)

(601) 354-3555
 (Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2010, the Compensation Committee of the Board of Directors of EastGroup Properties, Inc. (the "Company") awarded 20,000 shares of restricted stock as a retention bonus to each of John F. Coleman, William D. Petsas and Brent W. Wood, Senior Vice Presidents of the Company.  The restricted stock awards were made pursuant to the Company's 2004 Equity Incentive Plan, as amended, and vest as follows provided that the applicable officer remains in the employ of the Company as of such date:

1,400 shares on January 10, 2016
2,600 shares on January 10, 2017
4,000 shares on January 10, 2018
5,400 shares on January 10, 2019
6,600 shares on January 10, 2020

In the event the officer’s employment terminates for reasons other than death or permanent disability, the officer will forfeit all of his interest in shares that have not vested as of the date of termination.  If employment terminates as a result of death or permanent disability, the officer or his estate will receive a pro rata number of restricted shares based on the number of full months elapsed since January 1, 2010 to the date of termination of employment compared to the full vesting period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           March 10, 2010

EASTGROUP PROPERTIES, INC.

By:/s/ N. KEITH MCKEY
N. Keith McKey Executive Vice President, Chief Financial Officer and Secretary

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